Exhibit 10.1

GLOBAL POWER EQUIPMENT GROUP INC.

Management Incentive Compensation Program

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors of Global Power Equipment Group Inc. (the “Company”) has approved this Management Incentive Compensation Program (the “Program”) to reward key executives and management for enhancing the value of the Company. The purpose of the Program is to motivate employees to grow the value of the Company, and, when appropriate and possible, to encourage them to think and act like owners of the Company.

The Program will consist of Participants designated by the Committee throughout the Company including all Business Units. The Program will reward the Participants based upon achievement against Performance Metrics set forth by the Committee at, or as soon as practicable after, the beginning of each Program Year.

The Program Year will coincide with the fiscal year of the Company. Awards made under the Program are in addition to Base Salary and Base Salary adjustments to maintain market competitiveness.

The Committee reserves the right to amend, modify or revoke the Program at its discretion, without prior notice to Participants; provided, however, any amendments, modifications or revocations shall not be retroactive as to Awards granted in prior Program Years. This is a discretionary program and no contractual right or property interest to any benefit described herein is intended to be created by this document or any related action of the Company, and none should be inferred from the descriptions of the Program.

Definitions

Award – Cash awarded to a Participant under the Program, net of all required federal and state withholding taxes, due to Corporate or Business Unit performance and results.

Base Salary – The aggregate amount of wages and/or salary (but excluding any bonus, disability pay or severance pay) earned by a Participant during the applicable Program Year in which the Participant was eligible to participate in the Program.

Business Unit – Refers to any particular business unit of the Company (currently Braden Manufacturing, L.L.C., Deltak, L.L.C. and Williams Industrial Services Group, L.L.C.).

Corporate – Refers to the Company and its Business Units in the aggregate.

Disability – The same meaning as such term or similar term as defined in the disability insurance policy maintained by the Company which covers the Participant at the time of the alleged disability, or in the event the Company maintains more than one disability insurance policy which covers the Participant at such time, the meaning in the disability policy most recently acquired by the Company. If the Company maintains no such disability insurance policy at such time, “Disability” shall mean a mental or physical impairment or illness, which, in the judgment of the Chief Executive Officer of the Company, totally and presumably permanently prevents the individual from fully completing his normal job responsibilities for the Company.

Incentive Weighting – The allocation of a Participant’s incentive under the Program between Corporate and Business Unit performance.

Maximum Annual Incentive % – A maximum value of annual incentive expressed as a percentage of a Participant’s Base Salary. This value is equal to two times the Target Annual Incentive %.

Participant – Any person designated by the Committee for each Program Year.

Payout and Payout Date – Is deemed to occur at the end of a Program Year. Actual payout will be anytime between Program Year end and two and one half months following Program Year end.

Performance Metrics – Critical financial criteria against which the Committee decides to measure performance. Currently the following are the Performance Metrics:

EBITDA – Net income or (loss) adding back income tax provisions, depreciation, net interest, amortization and management and board fees and before any deduction of bonus accruals under the Program. (Per audited consolidated financial statements).

Return on Capital (ROC) – For Corporate, operating profits (before any deduction of bonus accruals under the Program) divided by the average monthly capital employed. For Business Units, net income (before any deduction of bonus accruals under the Program) divided by the average monthly capital employed.

The Committee has the right to amend or change the Performance Metrics at its discretion, including amendments or changes in light of unforeseen events.

Performance Metric Hurdles – An assigned threshold, target and maximum value that corresponds with each individual Performance Metric against which performance is measured.

Performance Metric Weighting – The allocation of a Participant’s incentive between Performance Metrics (e.g., EBITDA vs. ROC).

Program – Management Incentive Compensation Program (“MIC”) as set forth in this document and as amended by the Committee from time to time.

Program Year – The fiscal year of the Company.

Target Annual Incentive % – A target value of annual incentive expressed as a percentage of a Participant’s Base Salary determined by the Committee prior to, or as soon as practicable after, the beginning of each Program Year.

Threshold Annual Incentive % – A threshold value of annual incentive expressed as a percentage of a Participant’s Base Salary. This value corresponds to the minimum performance criteria to receive any Payout under the Program. This value is equal to one-half the Target Annual Incentive %.

Administration

The Committee, in its discretion, may establish, prior to or as soon as practicable after the end of the prior Program Year, the following for each Program Year:

•	Performance Metrics, Performance Metric Hurdles and Performance Metric Weighting for Corporate and each Business Unit

•	Participants

•	Each Participant’s Incentive Weighting and Target Annual Incentive % (and associated Threshold Annual Incentive % and Maximum Annual Incentive %)

The Committee will be responsible for administration of the Program, but may delegate this responsibility at its discretion.

The guidelines and procedures set forth herein will be followed by the Committee (or its designee) with respect to operation of the Program.

Participation/Eligibility

All designated executives and management employees of the Company (including its Business Units) are eligible to participate in the Program. Participation will be at the sole discretion of the Committee in consultation with senior management of the Company.

Each Participant, whose employment is terminated due to death or Disability during a Program Year, shall be eligible for an Award based upon the Base Salary earned by such Participant prior to termination. Otherwise, no Participant shall be eligible to receive part or all of an Award unless the Participant is employed by the Company on the date Awards are paid under the Program.

Timing of Award Payments

After the year-end audited financial statements have been finalized for a Program Year, the Awards generated, if any, will be determined. After approval by the Committee, Awards for the Program Year will be paid to Participants, by the Payout Date. Participant must be employed on the Payout Date or the Award will be forfeited, except in cases of death or Disability provided for above.

Award Determination

The Awards for each Program Year shall be calculated based on the Company’s or designated Business Unit’s actual performance, per the audited financial statements, as compared to threshold, target and maximum Performance Metric Hurdle levels for the Performance Metrics, determined for that Program Year by the Committee for that respective unit of the Company. The Participants will be granted a percentage of their Target Annual Incentive % based on both their Performance Metric Weighting and their Incentive Weighting, as established by the Committee, with such percentage potentially increasing or decreasing, at the discretion of the Committee, after Program Year results are determined (to ensure that unforeseen events are accurately measured and incented).

Duration of Program

The Program is an integral part of the Company’s compensation plan for the future. The Committee reserves the power and the right at any time, and from time to time, to modify, amend or terminate (in whole or in part) any or all of the provisions of the Program; provided, however, that no such modification or amendment shall be retroactive to reduce or affect any Awards otherwise due and payable under the provisions of the Program for any Program Year during which the Program was in effect.

Termination of Program

The incentive computation for the year in which the termination of the Program occurs will be based on the period ending on the last business day immediately prior to the effective date of the Program termination. All performance calculations will be adjusted to coincide with such period.

Additional Program Provisions

•	The Committee shall direct the administration of the Program. The Committee shall have full power to amend, modify, rescind, construe and interpret the Program. Any action taken or decision made by the Committee arising out of, or in connection with, the construction, administration, interpretation or effect of the Program or of any rules and regulations adopted thereunder shall be conclusive and binding upon all Participants and all persons claiming under or through a Participant.

•	The Committee may rely upon any information supplied to it by any officer of the Company or by the Company’s independent public accountants and may rely on the advice of such accountants or of counsel in connection with the administration of the Program and shall be fully protected in relying upon such information or advice.

•	No employee or officer of the Company or member of the Committee shall have any liability for any decision or action if made or done in good faith and the Company shall indemnify each director, employee, and officer of the Company acting in good faith pursuant to the Program against any loss or expense arising therefrom.

•	Nothing in the Program shall be construed or interpreted as giving any employee the right to be employed or retained by the Company or impair the right of the Company to control its employees or to terminate the services of any employee at any time. The Program shall not create any rights of future participation herein.

•	The laws of the State of Oklahoma shall determine and govern the validity and construction of the Program in all respects. If any term or condition herein conflicts with applicable law, the validity of the remaining provisions shall not be affected thereby.

•	The Program shall (a) replace and supersede any and all prior versions hereof or other incentive bonus plans of the Company for employees of the Company; and (b) continue in effect until terminated by the Committee or in accordance with its terms.

•	No person eligible to receive any payment shall have any rights to pledge, assign or otherwise dispose of all or any portion of such payments, either directly or by operation of law, including but not by way of limitation, execution, levy, garnishment, attachment, pledge or bankruptcy. If a Participant is not living at the time an Award is payable to him in accordance with the Program, any Award which would have been payable to him shall be paid to the beneficiary, if any, designated in writing by the Participant, or if none, to his estate. A Participant may at any time revoke or change his beneficiary by filing written notice of such revocation or change with the Company.

•	The Company shall deduct all required federal tax and any required state tax withholding from the Awards.

•	The administrative expense of the Program will be borne by the Company.

•	Neither the establishment of the Program nor the making of Awards hereunder shall be deemed to create a trust. The Program shall constitute an unfunded, unsecured liability of the Company to make payments in accordance with the provisions of the Program, and no individual shall have any security or other interest in any assets of the Company in connection with the Program.

Effective Date

The Program was approved by the Committee on February 22, 2006, to be effective as of January 1, 2006, and shall continue, as amended from time to time, until terminated.